Stockholder Letter Q4 2024

HAGERTY Q4 2024 | 2 Hagerty joined the New York Stock Exchange as a publicly listed company three years ago in December. What a ride it has been, almost doubling our revenue from 2021 to $1.2 billion as we have added 767,000 new Hagerty members over just three years. We have a strong track record of generating high rates of compounding revenue growth, due to the brand strength earned over decades of excellent service and support from our team of car experts. And over the last two years we have successfully improved profitability by expanding our margins. Eight straight quarters of delivering profitable growth and increasing cash flow are a testament to the splendid work of One Team Hagerty, so thank you to our 1,700 employees for their excellent work and commitment to making Hagerty a better, stronger company, every day. We believe much of Hagerty’s success comes down to four key factors: 01 Our long-standing practice of focusing obsessively on the needs and desires of our members. That is no mere catchphrase or hyperbole. Our primary offering is insurance and protection for people’s precious cars, but there is more to us than that. We also offer people a rich collection of automotive services and products – including Hagerty Drivers Club, immersive automotive media content, first class Dear Hagerty Stockholders, Members and One Team Hagerty, Stockholder Letter FASTER, SMARTER, MORE INTEGRATED ON THE COVER: 1962 Ferrari 250 GTO, Best in Show, Concours de Sport at The Amelia Concours d’Elegance 2024. PHOTOGRAPHER: DEREMER STUDIOS

HAGERTY Q4 2024 | 3 events, live and digital auctions, valuation data, and more. These things delight members, but they also help us stay true to our mission of saving driving and fueling car culture for future generations. 02 The strength of our growing partnerships with nine of the Top 10 car insurance companies in the country, who value our proprietary expertise in values and claims. We know, for instance, that the 1969 Camaro has 147 variants and a value range somewhere between $11,000 and $1.1 million, but it is difficult to tell which is which just by looking at them. You must know your stuff to understand the difference. And the stakes are high. Mishandle a claim on a high-worth variant and its owner is likely to pull their business – all of it. Insurers keenly understand that, which is why they trust us to handle the collectible vehicles of their customers. 03 Our deep relationship with 25,000 independent agents and brokers across the nation, who together with the partnerships above bring in about 55% of our business. These valued professionals steer clients to us knowing that we will take great care of them and give them good reason to remain loyal customers (of ours, and of our agents) for a long time. It is a good deal all around. 04 And our dedication to fiscal discipline. To lengthen our leadership position within the collectible car world, we need to continue to generate the profits and cash flow that we can reinvest back into our business. These investments, including transforming our technology platform, allow us to provide the tools that agents need to better service our customers, not to mention provide self-serve options for an increasingly tech-savvy member. We also reprioritized precious resources behind our insurance, membership, and marketplace businesses. Car lovers seem to appreciate our hard work. You have heard me mention before that Hagerty enjoys a Net Promoter Score of 82 in an industry where the average is 39. Our legendary customer service has a lot to do with that robust figure. But there is more to it than that. Our members also recommend us because they know we are automobile enthusiasts serving automobile enthusiasts. The proof is the fast growth of our member base, adding a record 279,000 new members in 2024 on last year’s base of 1.4 million policies. We do not invest in a lot of expensive advertising (though there is nothing wrong with that) to tell the car world that we are authentic. We prefer to invest our money in the services that delight our members and result in referrals. Showing is always better than telling. Nowhere is this more evident than in our response to major catastrophes. Over the last few months, we have seen multiple catastrophes impact our members in the United States, including the devastating flooding from hurricanes Helene and Milton, and most recently in early 2025, the wildfires of southern California. Our exposure to such events has tended to be less than what a traditional insurance

HAGERTY Q4 2024 | 4 carrier would experience, which has resulted in our ability to purchase reinsurance at favorable rates to limit the impact on our bottom-line. But the damage from such events has been substantial, and that’s where our teams truly excel in helping our members in their time of need, supplementing online, phone and email service with an in-person claims support center that can write checks in hours or days versus weeks and months in their time of need. The resounding feedback from members following hurricanes Helene and Milton was that Hagerty’s team is compassionate, efficient, and often the first to get them a check in hand. On a more positive note, one of the most recent examples of how we are growing to delight our members is a new partnership that we announced with BMW AG to become the official auction partner of The Concorso d’Eleganza Villa d’Este 2025. If you are not aware, Concorso d’Eleganza Villa d’Este is one of the world’s oldest and most esteemed concours d’elegance events, dating back to 1929. It is a very big deal. At auction, Broad Arrow, a Hagerty company, will present over 70 of the world’s highest quality collector cars on May 24th on the shores of lovely Lake Como. In just over three years, Broad Arrow and its experienced team of longtime auction professionals have earned a reputation as trusted purveyors of first-class events. Partnering on an auction at Villa d’Este says to the European auction market that Hagerty has arrived as a major player. I cannot wait for this one. Why auctions in Europe? Because auctions are a huge part of the car world and help feed our private party transactions and financing businesses. Immersive experiences and services build loyalty, but they also create evangelists. 77% of Hagerty Drivers Club members report referring someone to Hagerty in the past year, driving us to a new record with the 18% gross member growth in 2024 - customers who, we believe, will join the choir singing our praises, and should remain customers for many years to come given our 89% retention rate. We are, in effect, beginning to see our flywheel accelerate in an underserved market. What do I mean by underserved? Simply this: There are an estimated $1 trillion worth of collectible vehicles in the U.S. Hagerty is already the undisputed insurance leader of this market, and yet we currently insure only 2.6 million of the total available market of 48 million vehicles. I believe we are the right company at the right time with the right approach to carve out a much larger market share in our fifth decade. The task ahead is to keep doing what we do best, but do it faster, smarter and in a more integrated fashion. That is our focus in 2025, and we are so excited to have you drive with us. Until next time, onward and upward! McKeel Hagerty CEO and Chairman, Hagerty

Never Stop Driving